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                                                                       EXHIBIT 5


                      [Letterhead of Dinsmore & Shohl LLP]

                                  June 21, 2002


CBRL Group, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37087

         RE:  Liquid Yield Option(TM)Notes due 2032 of CBRL Group, Inc.

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by CBRL Group, Inc., a Tennessee corporation (the "Company"), and its subsidiaries with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested to render our opinion as to the matters set forth below. The Registration Statement relates to the registration under the Act of the resale of (i) $422,050,000 aggregate principal amount at maturity of the Liquid Yield Option(TM) Notes due 2032 (the "LYONs") by certain selling securityholders, (ii) 4,582,788 shares (the "Shares") of the Company's common stock issuable upon conversion of the LYONs, plus such additional indeterminate number of shares as may become issuable upon conversion of the LYONs by reason of adjustment to the conversion price, or upon redemption, in each case in certain circumstances, and
(iii) the guarantees (the "Guarantees") of the LYONs by the Company's subsidiaries (the "Guarantors") named in the Indenture (as defined herein) and the First Supplement to Indenture (as defined herein). The LYONs were issued under an Indenture (the "Indenture") dated as of April 3, 2002, by and among the Issuer, certain Guarantors which are party thereto and Wachovia Bank, National Association, as trustee (the "Trustee"), as supplemented by that certain First Supplement to Indenture (the "First Supplement to Indenture") dated as of June 19, 2002, by and among the Company, LRI Gift Card Management Co. and the Trustee. Capitalized terms used and not otherwise defined in this letter have the respective meanings given those terms in the Registration Statement.

         In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         (i)      the Registration Statement;

         (ii)     the Indenture;

         (iii)    the First Supplement to Indenture;

         (iv)     the LYONs;

         (v)      the Guarantees; and


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CBRL Group, Inc.
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June 21, 2002


         (vi) the Registration Rights Agreement (the "Registration Rights Agreement") dated as of April 3, 2002, by and among the Company, the Guarantors which are party thereto and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial purchaser (the "Initial Purchaser").

         In addition, we have examined such other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion.

         In our examination of the documents referred to above, and in rendering our opinion, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents and the authenticity of all the latter documents, (iv) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents which we have examined are accurate and complete, and (v) the legal capacity of all individuals who have executed any of the documents which we examined.

         We have also assumed that (i) the Company and the Guarantors are validly existing and in good standing under the laws of their respective states of organization, formation or incorporation, as the case may be, (ii) the Company and the Guarantors have all necessary power and authority to enter into and perform their respective obligations under the Registration Rights Agreement, the Indenture, the First Supplement to Indenture and the LYONs, to the extent they are parties thereto, (iii) the Indenture, the First Supplement to Indenture, the Registration Rights Agreement, the LYONs and the Guarantees have been duly executed and delivered by the parties thereto, and (iv) the execution, delivery and performance by the Company and the Guarantors of the Indenture, the First Supplement to Indenture, the Registration Rights Agreement, the LYONs and the Guarantees, as applicable, have been duly authorized by all necessary action and do not violate such Company's or Guarantors' organizational documents or the laws of their respective states of organization, formation or incorporation, as the case may be.

         Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that as of the date hereof:

         1. The LYONs constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. The Shares issuable upon conversion of the LYONs, when issued upon conversion of the LYONs in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

         3. The Guarantees constitute legally valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

         Our opinions rendered in paragraphs 1 and 3 relating to the enforceability of the LYONs and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of


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CBRL Group, Inc.
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June 21, 2002


bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

         To the extent that the obligations of the Company and the Guarantors under the Indenture and the First Supplement to Indenture, as applicable, may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture and the First Supplement to Indenture; that the Indenture and the First Supplement to Indenture have been duly authorized, executed and delivered by the Trustee and constitute the legally valid, binding and enforceable obligations of the Trustee enforceable against the Trustee in accordance with their terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and the First Supplement to Indenture.

         Our opinions as set forth herein are limited to the laws of the State of Tennessee. No opinion is given regarding the laws of any other jurisdiction.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                        Very truly yours,

                                        /s/ John E. Barnes

                                        DINSMORE & SHOHL LLP